‘UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): December 12, 2005
EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)
INDIANA
(State of incorporation or organization)
0-23264
(Commission file number)
35-1542018
(I.R.S. Employer
Identification No.)
ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)
(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
     On December 12, 2005, the Compensation Committee of the Board of Directors of Emmis Communications Corporation (“Emmis” or the “Company”) adopted a 2006 Stock Compensation Program and a 2006 Outside Director Stock Compensation Program, both under Emmis’ 2004 Equity Compensation Plan. The programs, which eliminate the issuance of stock every two weeks but are otherwise comparable to the 2005 programs, are designed to replace cash compensation with non-cash compensation in order to improve the Company’s leverage ratio under the indentures for its senior subordinated notes and floating rate notes, and to further focus the Company’s employees’ and directors’ efforts and attention on delivering shareholder value. Each participant in the programs receives stock compensation in the form of restricted stock based on a discount from the fair market value of Emmis’ Class A common stock. The restricted stock is subject to forfeiture or proration in the event an employee participant voluntarily terminates employment or is terminated for cause prior to the date the stock vests in January 2007. In the case of an outside director, the restricted stock is subject to forfeiture in the event the outside director is removed from the Board for cause prior to the date the stock vests in January 2007.
     In addition, on December 12, 2005, the Compensation Committee of Emmis’ Board of Directors approved the acceleration of the vesting of certain “out-of-the-money” unvested incentive and non-qualified stock options granted to employees and non-employee directors of the Company prior to July 1, 2004 with option exercise prices equal to or greater than $20.76 per share. This acceleration is effective as of December 12, 2005 and represents options exercisable for a total of approximately 840,000 shares of Emmis’ Class A and Class B common stock. All other terms and conditions applicable to outstanding stock option grants remain in effect.
     The Compensation Committee made the decision to approve the acceleration of the vesting of the affected stock options described above primarily to reduce the non-cash compensation expense that would have been recorded in future periods, following the effectiveness of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (Revised 2004) (“FAS 123(R)”). FAS 123(R) will require the Company to treat its unvested stock options as an expense. Pursuant to Securities and Exchange Commission Rule 4-01(a) of Regulation S-X, the Company is required to adopt FAS 123(R) beginning in the first fiscal quarter of 2006. As a result of the acceleration of the vesting of the options described above, the Company estimates that it will eliminate approximately $7 million of future non-cash compensation expense (before tax) over the period during which the stock options would have vested.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(c) Exhibits

EXHIBIT #	DESCRIPTION

10.1	2006 Stock Compensation Program.
10.2	2006 Outside Director Stock Compensation Program.
10.3	2006 SCP Restricted Stock Agreement
10.4	2006 SCP Restricted Stock Agreement (Tax Vesting)
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: December 16, 2005	By:	/s/ J. Scott Enright
J. Scott Enright, Vice President,
Associate General Counsel and Secretary